Exhibit 99.1

SIRIUS REPORTS FOURTH QUARTER AND FULL YEAR 2007 RESULTS

•	2007 Revenue Increases 45% to $922 Million

•	Highest Annual Gross Subscriber Additions in Satellite Radio History

•	Full-Year Self-Pay Monthly Churn of 1.6%

•	Achieves Positive Free Cash Flow for Fourth Quarter and Second Half 2007

NEW YORK–February 26, 2008–SIRIUS Satellite Radio (NASDAQ: SIRI) today announced full year and fourth quarter 2007 financial results driven by the highest annual gross subscriber additions in satellite radio history. The company also reported positive free cash flow for the fourth quarter and for the second half of 2007.

“In 2007, SIRIUS achieved our financial goals and solidified our position as one of the fastest growing media companies in the world,” said Mel Karmazin, CEO of SIRIUS. “Revenue grew 45% to $922.1 million driven by 4.2 million gross subscriber additions — an annual record for satellite radio. More importantly, SIRIUS demonstrated positive operating leverage in the business through solid cost control by limiting growth in total expenses, excluding non-cash items, to under 9% for the year. SIRIUS achieved positive free cash flow for the second half of the year and $75.9 million in positive free cash flow for the fourth quarter 2007.”

“The pending merger with XM will offer unprecedented choice for consumers and create tremendous value for stockholders. We have made a very strong case for the merger to the government, received broad support from leading organizations and prominent individuals, and we look forward to a fast positive ruling from the government.”

SIRIUS ended 2007 with 8,321,785 subscribers, up 38% from 6,024,555 subscribers at the end of 2006. Retail subscribers increased 15% in 2007 to 4,640,709 from 4,041,826 at the end of 2006. OEM subscribers increased 87% in 2007 to 3,665,632 from 1,959,009 at the end of 2006. During the fourth quarter 2007, SIRIUS added 654,309 net subscribers and, according to the NPD Group, SIRIUS achieved a 68% share of aftermarket satellite radio sales, its highest ever share.

Total revenue for 2007 increased to $922.1 million, up 45% from 2006 total revenue of $637.2 million. Fourth quarter 2007 total revenue increased 29% to $249.8 million from fourth quarter 2006 revenue of $193.4 million. Average monthly revenue per subscriber (or “ARPU”) was $10.46 in 2007 and $10.05 for the fourth quarter 2007. Average self-pay monthly churn was 1.6% in 2007 and all-in average monthly churn for 2007 was 2.2%. For the fourth quarter 2007 average self-pay monthly churn was 1.7% and all-in churn was 2.3%. SAC per gross subscriber addition was $101 for 2007 improving 11%

over 2006’s SAC per gross subscriber addition of $114. In the fourth quarter 2007, SAC per gross subscriber addition was $90.

SIRIUS reported a net loss of ($565.3) million, or ($0.39) per share, for 2007, an improvement of 49% over the 2006 net loss of ($1.1) billion, or ($0.79) per share. For the fourth quarter 2007 the net loss was ($166.2) million, or ($0.11) per share, as compared with the fourth quarter 2006 net loss of ($245.6) million, or ($0.17) per share.

The adjusted loss from operations for 2007 improved to ($327.4) million, as compared to the adjusted loss from operations of ($513.1) million in 2006. For the fourth quarter 2007, the adjusted loss from operations was ($107.2) million, an improvement of 36% as compared with the ($166.8) million adjusted loss from operations in the fourth quarter 2006.

SIRIUS reported a full-year 2007 free cash flow loss of ($218.6), a 56% improvement over the 2006 free cash flow loss of ($500.7) million. The company posted positive free cash flow in the fourth quarter of 2007 of $75.9 million, up 150% from the $30.4 million in positive free cash flow reported in the fourth quarter of 2006. For the first time in the company’s history, SIRIUS also posted positive free cash flow of $8.1 million for the second half of the year.

2008 OUTLOOK

Following approval of the pending merger by the government, SIRIUS will provide guidance for 2008.

2007 HIGHLIGHTS

SIRIUS extended its exclusive relationship with Ford until 2016. The agreement covers all Ford brands. In addition, the Ford and Mercury brands are targeting approximately 70% factory penetration of SIRIUS radios beginning with the 2009 model year vehicles.

In February 2008, SIRIUS also extended its exclusive agreement with Chrysler LLC until 2017. This agreement covers all Chrysler LLC brands. Chrysler included SIRIUS radios as a factory- installed feature in more than 70% of its 2008 model year vehicles.

The company also recently launched the critically acclaimed, SIRIUS Travel Link service, at the LA and Detroit auto shows. SIRIUS Travel Link is expected to be offered in 2008 on select Ford, Lincoln and Mercury brand vehicles. SIRIUS Travel Link offers real-time traffic data with speed/flow and incident information, national weather information, fuel prices, sports scores and movie listings.

SIRIUS also launched SIRIUS Backseat TV in select 2008 model year Chrysler and Dodge vehicles. It is the first ever live in-vehicle rear seat entertainment featuring three channels of children’s programming.

In 2007, SIRIUS also introduced the Stiletto 2, the company’s second satellite radio to provide live reception in portable mode. The Stiletto 2 allows users to capture, store and replay live SIRIUS content and MP3/WMA files.

SPORTS, MUSIC, TALK AND ENTERTAINMENT LEADER

2007 was an unprecedented year for new and exclusive programming from SIRIUS including: the first full year of NASCAR coverage, the launch of the Grateful Dead channel, Siriusly Sinatra, E Street Radio with Bruce Springsteen, African-American political commentator Mark Thompson, Barbara Walters new exclusive radio show (her first call-in show ever), and The Foxxhole presented by Jamie Foxx. SIRIUS also announced the upcoming launch of “Doctor Radio” Powered by NYU Medical Center, an exclusive, pioneering, 24/7 radio channel featuring easily accessible information on health, wellness, and medical issues, brought to you by world-class doctors.

SIRIUS reaffirmed its position as the leading provider of sports radio programming, broadcasting play-by-play action from more than 350 professional and college teams. SIRIUS is the only company to air every NFL game, every NASCAR race and every NBA game. For Super Bowl XLII, SIRIUS offered expanded coverage carrying twelve live broadcasts of the game in eight different languages. SIRIUS also airs European soccer, college sports, the Wimbledon Championships, every game of the NCAA® Division I Men’s Basketball Championship, Arena Football League, World Cup skiing, National Lacrosse League and horse racing.

In 2007, SIRIUS became the Official Satellite Radio Partner of NASCAR and introduced unprecedented coverage of the sport that includes live broadcasts of every NASCAR race, additional Driver2Crew Chatter™ channels that carry in-car audio of NASCAR’s top drivers, and SIRIUS NASCAR Radio, channel 128, the only 24-hour radio channel dedicated entirely to NASCAR.

SIRIUS launched a new all-sports channel, SIRIUS Sports Central, channel 123, which features exclusive talk programs as well as Sporting News Radio programming. SIRIUS also collaborated with ESPN on a new, enhanced ESPN-dedicated channel showcasing an exclusive ESPN The Magazine talk show, and for the first time on national radio, exclusive simulcasts of some of ESPN’s television shows, including SportsCenter.

RESULTS OF OPERATIONS

The discussion of operating expenses below excludes the effects of stock-based compensation. SIRIUS believes this presentation improves the transparency of disclosure and is consistent with the way operating results are evaluated by management.

FOURTH QUARTER 2007 VERSUS FOURTH QUARTER 2006

For the fourth quarter of 2007, SIRIUS recognized total revenue of $249.8 million compared to $193.4 million for the fourth quarter of 2006. This 29.2%, or $56.4 million, increase in revenue was driven by a $60.4 million increase in subscriber revenue resulting from the net increase in subscribers of 2,297,230 from the fourth quarter of 2006.

The company’s adjusted loss from operations decreased $59.6 million to ($107.2) million for the fourth quarter of 2007 from ($166.8) million for the fourth quarter of 2006 (refer to the reconciliation table of net loss to adjusted loss from operations). This decrease was driven by the increase in total revenue of $56.4 million and a $3.2 million decrease in expenses.

Satellite and transmission expenses decreased $2.4 million to $4.8 million for the fourth quarter of 2007 compared to $7.2 million for the fourth quarter of 2006 as a result of sales of certain satellite parts and lower maintenance and utility expenses in the fourth of quarter 2007.

Programming and content expenses increased $4.2 million to $60.0 million for the fourth quarter of 2007 from $55.8 million for the fourth quarter of 2006. The increase was primarily attributable to license fees associated with new programming agreements including NASCAR and compensation-related costs.

Revenue share and royalties increased $35.7 million, or 169.2%, to $56.8 million for the fourth quarter of 2007 from $21.1 million for the fourth quarter of 2006. This increase was primarily attributable to the determination of the royalty rate in December 2007 under the statutory license covering the performance of sound recordings. The 2007 royalty rate of 6% of gross revenue resulted in royalty expense of approximately $48.1 million, of which approximately $25.9 million was recorded in the fourth quarter. The growth in the company’s revenues and increase in the company’s OEM subscriber base also contributed to the increase in revenue share and royalties.

Customer service and billing expenses increased $3.4 million to $29.1 million for the fourth quarter of 2007 from $25.7 million for the fourth quarter of 2006. The increase was primarily attributable to higher call center operating costs necessary to accommodate the increase in the company’s subscriber base. Customer service and billing expenses per average subscriber per month declined 23.1% to $1.23 for the fourth quarter of 2007 from $1.60 for the fourth quarter of 2006.

Sales and marketing expenses decreased $20.0 million to $53.1 million for the fourth quarter of 2007 from $73.1 million for the fourth quarter of 2006. This decrease was primarily attributable to lower consumer marketing and advertising and reduced cooperative marketing spend with the company’s distributors compared to the year-ago fourth quarter.

Subscriber acquisition costs (SAC) decreased $21.1 million, or 17.4%, to $99.9 million for the fourth quarter of 2007 from $121.0 million for the fourth quarter of 2006. This decrease was primarily attributable to lower chipset subsidies and commissions and a higher mix of OEM gross additions.

SAC per gross subscriber addition decreased 12.6% to $90 for the fourth quarter of 2007 from $103 for the fourth quarter of 2006 driven by lower product costs, offset by a higher mix of OEM gross additions.

General and administrative expenses increased $5.6 million to $27.0 million for the fourth quarter of 2007 from $21.4 million for the fourth quarter of 2006. The increase was primarily the result of higher legal fees and compensation-related costs.

Engineering, design and development expenses decreased $5.5 million to $7.3 million for the fourth quarter of 2007 from $12.8 million for the fourth quarter of 2006. This decrease was primarily attributable to reduced OEM tooling and manufacturing upgrades associated with the factory installation of SIRIUS radios in additional vehicle models.

SIRIUS reported a net loss of ($166.2) million, or ($0.11) per share, for the fourth quarter of 2007 compared to a net loss of ($245.6) million, or ($0.17) per share, for the fourth quarter of 2006. The adjusted net loss per share, or net loss per share excluding stock-based compensation, was ($0.10) per share for the fourth quarter of 2007 as compared to an adjusted net loss per share of ($0.14) per share for the fourth quarter of 2006 (refer to the reconciliation table of net loss per share to adjusted net loss per share).

YEAR ENDED DECEMBER 31, 2007 VERSUS YEAR ENDED DECEMBER 31, 2006

For the year ended December 31, 2007, SIRIUS recognized total revenue of $922.1 million compared with $637.2 million for the year ended December 31, 2006. This 44.7%, or $284.9 million, increase in revenue was primarily driven by a $279.5 million increase in subscriber revenue resulting from the net increase in subscribers of 2,297,230 during 2007.

The company’s adjusted loss from operations decreased ($185.7) million to ($327.4) million for the year ended December 31, 2007 from ($513.1) million for the year ended December 31, 2006 (refer to the reconciliation table of net loss to adjusted loss from operations). This decrease was driven by a 44.7%, or $284.9 million, increase in total revenue which more than offset the 8.6%, or $99.1 million, increase in expenses.

Satellite and transmission expenses decreased $13.5 million to $25.7 million for the year ended December 31, 2007 from $39.2 million for the year ended December 31, 2006 as a result of sales of certain satellite parts and lower maintenance and utility expense in the fourth quarter 2007. In addition, the 2006 expenses include a $10.9 million non-recurring impairment charge associated with certain satellite long-lead time parts that were no longer needed.

Programming and content expenses increased $27.7 million to $226.4 million for the year ended December 31, 2007 from $198.7 million for the year ended December 31, 2006. The increase was primarily attributable to license fees associated with new programming agreements, including NASCAR, and compensation-related costs.

Revenue share and royalties increased $76.8 million, or 109.9%, to $146.7 million for the year ended December 31, 2007 from $69.9 million for the year ended December 31, 2006. This increase was primarily attributable to the determination of the royalty rate under the statutory license covering the performance of sound recordings. The 2007 royalty rate of 6% of gross revenue resulted in royalty expense of approximately $48.1 million, of which approximately $25.9 million was recorded in the fourth quarter. The growth in the company’s revenues and increase in the company’s OEM subscriber base also contributed to the increase.

Customer service and billing expenses increased $17.4 million to $93.1 million for the year ended December 31, 2007 from $75.7 million for the year ended December 31, 2006. The increase was primarily attributable to higher call center operating costs and higher credit card fees necessary to accommodate the increase in the company’s subscriber base. Customer service and billing expenses per average subscriber per month declined 19.7% to $1.10 for the year ended December 31, 2007 from $1.37 for the year ended December 31, 2006.

Sales and marketing expenses decreased $26.1 million to $158.0 million for the year ended December 31, 2007 from $184.1 million for the year ended December 31, 2006. This decrease was primarily attributable to lower consumer marketing and advertising and reduced cooperative marketing spend with the company’s distributors offset by higher compensation-related costs.

Subscriber acquisition costs decreased $14.9 million to $404.8 million for the year ended December 31, 2007 from $419.7 million for the year ended December 31, 2006. This decrease was primarily attributable to lower chipset subsidies and commission costs offset by higher OEM hardware subsidies and a higher mix of OEM gross additions.

SAC per gross subscriber addition decreased 11.4% to $101 for the year ended December 31, 2007 from $114 for the year ended December 31, 2006. The improvement was driven by lower product costs offset by a higher mix of OEM gross additions.

General and administrative expenses increased $31.5 million to $111.5 million for the year ended December 31, 2007 from $80.0 million for the year ended December 31, 2006. The increase was primarily a result of higher legal fees and compensation-related costs.

Engineering, design and development expenses decreased $20.9 million to $37.8 million for the year ended December 31, 2007 from $58.7 million for the year ended December 31, 2006. This decrease was primarily attributable to reduced OEM tooling and manufacturing upgrades associated with the factory installation of SIRIUS radios in additional vehicle models offset by higher compensation-related costs.

SIRIUS reported a net loss of ($565.3) million, or ($0.39) per share, for the year ended December 31, 2007, including a ($0.05) per share impact from stock-based compensation, compared with a net loss of ($1.1) billion, or ($0.79) per share, for the year ended December 31, 2006, including a ($0.01) per share impact from the impairment loss and ($0.31) per share impact from stock-based compensation. The adjusted net loss per share, or net loss per share excluding stock-based compensation, was ($0.34) for the year ended December 31, 2007 compared with an adjusted net loss per share excluding the impairment loss and stock based compensation of ($0.47) for the year ended December 31, 2006 (refer to the reconciliation table of net loss per share to adjusted net loss per share).

SIRIUS SATELLITE RADIO INC. AND SUBSIDIARIES
SUBSCRIBER DATA, METRICS
AND OTHER NON-GAAP FINANCIAL MEASURES
(Dollars in thousands, unless otherwise stated)
(Unaudited)

Subscribers Data:

	For the Three Months Ended December 31,		For the Years Ended December 31,

	2007	2006	2007	2006

Beginning subscribers	7,667,476	5,119,308	6,024,555	3,316,560
Net additions	654,309	905,247	2,297,230	2,707,995

Ending subscribers	8,321,785	6,024,555	8,321,785	6,024,555

Retail	4,640,709	4,041,826	4,640,709	4,041,826
OEM	3,665,632	1,959,009	3,665,632	1,959,009
Hertz	15,444	23,720	15,444	23,720

Ending subscribers	8,321,785	6,024,555	8,321,785	6,024,555

Addtions
Retail	211,962	559,312	598,883	1,576,463
OEM	444,244	348,935	1,706,623	1,135,316
Hertz	(1,897)	(3,000)	(8,276)	(3,784)

Net addtions	654,309	905,247	2,297,230	2,707,995

Metrics:

	For the Three Months Ended December 31,		For the Years Ended December 31,

	2007	2006	2007	2006

Gross subscriber additions	1,194,014	1,234,576	4,183,901	3,758,163
Deactivated subscribers	539,705	329,329	1,886,671	1,050,168
Average monthly churn (1)(6)	2.3%	2.0%	2.2%	1.9%
SAC per gross subscriber addition (3)(6)	$90	$103	$101	$114
Customer service and billing expenses per average subscriber(3)(6)	$1.23	$1.60	$1.10	$1.37
Total revenue	$249,816	$193,380	$922,066	$637,235
Free cash flow (4)(6)	$75,921	$30,409	$(218,624)	$(500,715)

Monthly ARPU:
Average monthly subscriber revenue per subscriber before the effects of Hertz subscribers and rebates	$10.19	$10.48	$10.24	$10.63
Effects of Hertz subscribers	0.04	0.05	0.05	0.05
Effects of rebates	(0.59)	(0.14)	(0.23)	(0.23)

Average monthly subscriber revenue per subscriber	9.64	10.39	10.06	10.45
Average monthly net advertising revenue per subscriber	0.41	0.53	0.40	0.56

ARPU	$10.05	$10.92	$10.46	$11.01

SIRIUS SATELLITE RADIO INC. AND SUBSIDIARIES
SUBSCRIBER DATA, METRICS
AND OTHER NON-GAAP FINANCIAL MEASURES - CONTINUED
(Dollars in thousands, unless otherwise stated)
(Unaudited)

Adjusted Loss from Operations:
	For the Three Months Ended December 31,		For the Years Ended December 31,

	2007	2006	2007	2006

Net loss	$(166,223)	$(245,597)	$(565,252)	$(1,104,867)
Impairment loss	—	—	—	10,917
Depreciation	27,638	27,495	106,780	105,749
Stock-based compensation	14,896	42,625	78,900	437,918
Other income and expense	15,699	8,512	49,727	35,078
Income tax expense	770	156	2,435	2,065

Adjusted loss from operations(7)	$(107,220)	$(166,809)	$(327,410)	$(513,140)

Adjusted Net Loss and Adjusted Net Loss per Share:

	For the Three Months Ended December 31,		For the Years Ended December 31,

	2007	2006	2007	2006

Net loss	$(166,223)	$(245,597)	$(565,252)	$(1,104,867)
Impairment loss	—	—	—	10,917
Stock-based compensation	14,896	42,625	78,900	437,918

Adjusted net loss	$(151,327)	$(202,972)	$(486,352)	$(656,032)

Net loss per share (basic and diluted)	$(0.11)	$(0.17)	$(0.39)	$(0.79)
Impairment loss	—	—	—	0.01
Stock-based compensation	0.01	0.03	0.05	0.31

Adjusted net loss per share (basic and diluted)(8)	$(0.10)	$(0.14)	$(0.34)	$(0.47)

Weighted average common shares outstanding (basic and diluted)	1,468,210	1,413,866	1,462,967	1,402,619

SIRIUS SATELLITE RADIO INC. AND SUBSIDIARIES
SUBSCRIBER DATA, METRICS
AND OTHER NON-GAAP FINANCIAL MEASURES - CONTINUED
(Dollars in thousands, unless otherwise stated)

Condensed Consolidated Statements of Operations:

	For the Three Months Ended December 31,		For the Years Ended December 31,

	2007	2006	2007	2006

Total revenue	$249,816	$193,380	$922,066	$637,235
Operating expenses (excludes depreciation and stock-based compensation shown separately below):
Satellite and transmission	4,811	7,152	25,709	39,229
Programming and content	59,949	55,779	226,416	198,650
Revenue share and royalties	56,762	21,062	146,715	69,918
Customer service and billing	29,123	25,745	93,109	75,650
Cost of equipment	19,070	22,105	45,458	35,233
Sales and marketing	53,143	73,115	157,965	184,139
Subscriber acquisition costs	99,906	121,046	404,799	419,716
General and administrative	26,951	21,398	111,546	80,025
Engineering, design and development	7,321	12,787	37,759	58,732
Depreciation	27,638	27,495	106,780	105,749
Stock-based compensation	14,896	42,625	78,900	437,918

Total operating expenses	399,570	430,309	1,435,156	1,704,959

Loss from operations	(149,754)	(236,929)	(513,090)	(1,067,724)
Other expense	(15,699)	(8,512)	(49,727)	(35,078)

Loss before income taxes	(165,453)	(245,441)	(562,817)	(1,102,802)
Income tax expense	(770)	(156)	(2,435)	(2,065)

Net loss	$(166,223)	$(245,597)	$(565,252)	$(1,104,867)

SIRIUS SATELLITE RADIO INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share amounts)
(Unaudited)

	For the Three Months Ended December 31,		For the Years Ended December 31,

	2007	2006	2007	2006

Revenue:
Subscriber revenue, including effects of rebates	$227,658	$167,210	$854,933	$575,404
Advertising revenue, net of agency fees	9,770	8,451	34,192	31,044
Equipment revenue, net of discounts and rebates	12,065	16,431	29,281	26,798
Other revenue	323	1,288	3,660	3,989

Total revenue	249,816	193,380	922,066	637,235
Operating expenses (excludes depreciation shown separately below) (1):
Cost of services:
Satellite and transmission	5,175	7,518	27,907	41,797
Programming and content	62,735	80,414	236,059	520,424
Revenue share and royalties	56,762	21,062	146,715	69,918
Customer service and billing	29,288	25,912	93,817	76,462
Cost of equipment	19,070	22,105	45,458	35,233
Sales and marketing	53,682	77,780	173,572	203,682
Subscriber acquisition costs	100,062	122,196	407,642	451,614
General and administrative	37,212	32,379	155,863	129,953
Engineering, design and development	7,946	13,448	41,343	70,127
Depreciation	27,638	27,495	106,780	105,749

Total operating expenses	399,570	430,309	1,435,156	1,704,959

Loss from operations	(149,754)	(236,929)	(513,090)	(1,067,724)
Other income (expense):
Interest and investment income	4,171	6,760	20,570	33,320
Interest expense, net of amounts capitalized	(19,887)	(15,327)	(70,328)	(64,032)
Loss from redemption of debt	—	—	—	—
Equity in net loss of affiliate	—	—	—	(4,445)
Other income	17	55	31	79

Total other income (expense)	(15,699)	(8,512)	(49,727)	(35,078)

Loss before income taxes	(165,453)	(245,441)	(562,817)	(1,102,802)
Income tax expense	(770)	(156)	(2,435)	(2,065)

Net loss	$(166,223)	$(245,597)	$(565,252)	$(1,104,867)

Net loss per share (basic and diluted)	$(0.11)	$(0.17)	$(0.39)	$(0.79)

Weighted average common shares outstanding (basic and diluted)	1,468,210	1,413,866	1,462,967	1,402,619

(1) Amounts related to stock-based compensation included in other operating expenses were as follows:
Satellite and transmission	$364	$366	$2,198	$2,568
Programming and content	2,786	24,635	9,643	321,774
Customer service and billing	165	167	708	812
Sales and marketing	539	4,665	15,607	19,543
Subscriber acquisition costs	156	1,150	2,843	31,898
General and administrative	10,261	10,981	44,317	49,928
Engineering, design and development	625	661	3,584	11,395

Total equity granted to third parties and employees	$14,896	$42,625	$78,900	$437,918

SIRIUS SATELLITE RADIO INC. AND SUBSIDIARIES
BALANCE SHEET DATA
(Dollars in thousands)

	As of

	December 31, 2007	December 31, 2006

Cash, cash equivalents and marketable securities	$439,289	$408,921
Restricted investments	53,000	77,850
Working capital	(394,989)	(257,799)
Total assets	1,694,149	1,658,528
Long-term debt	1,278,617	1,068,249
Total liabilities	2,486,886	2,047,599
Accumulated deficit	(4,398,972)	(3,833,720)
Stockholders’ deficit	(792,737)	(389,071)

SIRIUS SATELLITE RADIO INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)
(Unaudited)

	For the Three Months Ended December 31,		For the Years Ended December 31,

	2007	2006	2007	2006

Cash flows from operating activities:
Net loss	$(166,223)	(245,597)	$(565,252)	$(1,104,867)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	27,638	27,495	106,780	105,749
Non-cash interest expense	1,817	775	4,269	3,107
Provision for doubtful accounts	2,339	1,826	9,002	9,370
Non-cash equity in net loss of affiliate	—	—	—	4,445
Gain/(Loss) on disposal of assets	(520)	772	(428)	1,661
Impairment loss	—	—	—	10,917
Stock-based compensation	14,896	42,625	78,900	437,918
Deferred income taxes	770	156	2,435	2,065
Changes in operating assets and liabilities:
Accounts receivable	(22,254)	(8,724)	(28,881)	(1,871)
Inventory	7,498	10,477	4,965	(20,246)
Receivables from distributors	(4,147)	(28,146)	(13,179)	(20,312)
Prepaid expenses and other current assets	(3,112)	31	11,459	(42,367)
Other long-term assets	(205)	2,343	12,109	(19,331)
Accounts payable and accrued expenses	129,257	102,299	66,169	26,366
Accrued interest	7,820	11,699	(8,920)	1,239
Deferred revenue	93,102	105,334	169,905	181,003
Other long-term liabilities	1,142	11,503	1,901	3,452

Net cash (used in) provided by operating activities	89,818	34,868	(148,766)	(421,702)

Cash flows from investing activities:
Additions to property and equipment	(7,377)	(5,459)	(65,264)	(92,674)
Sales of property and equipment	525	4	641	127
Merger related costs	(6,680)	—	(29,444)	—
Purchases of restricted and other investments	—	—	(310)	(12,339)
Release of restricted investments	160	1,000	25,160	26,000
Purchases of available-for-sale securities	—	(5,000)	—	(123,500)
Sales of available-for-sale securities	4,189	28,375	15,031	229,715

Net cash (used in) provided by investing activities	(9,183)	18,920	(54,186)	27,329

Cash flows from financing activities:
Long term borrowings, net of related costs	(320)	—	244,879	—
Repayment of long term borrowings	(625)	—	(625)	—
Proceeds from exercise of stock options	1,420	21,757	4,097	25,787

Net cash provided by financing activities	475	21,757	248,351	25,787

Net increase (decrease) in cash and cash equivalents	81,110	75,545	45,399	(368,586)
Cash and cash equivalents at the beginning of period	357,710	317,876	393,421	762,007

Cash and cash equivalents at the end of period	$438,820	$393,421	$438,820	$393,421

FOOTNOTES TO PRESS RELEASE AND TABLES FOR NON-GAAP FINANCIAL MEASURES

This press release, including the selected financial information above, includes the following non-GAAP financial measures: average monthly churn; SAC per gross subscriber addition; customer service and billing expenses per average subscriber; free cash flow; average monthly revenue per subscriber, or ARPU; adjusted loss from operations; adjusted net loss; and adjusted net loss per share. The definitions and usefulness of such non-GAAP financial measures are as follows (dollars in thousands, unless otherwise stated):

(1)	SIRIUS defines average monthly churn as the number of deactivated subscribers divided by average quarterly subscribers.

(2)

SIRIUS defines SAC per gross subscriber addition as subscriber acquisition costs, excluding stock-based compensation, and margins from the direct sale of SIRIUS radios and accessories divided by the number of gross subscriber additions for the period. SAC per gross subscriber addition is calculated as follows:

	For the Three Months Ended December 31,		For the Years Ended December 31,

	2007	2006	2007	2006

Subscriber acquisition costs	$100,062	$122,196	$407,642	$451,614
Less: stock-based compensation	(156)	(1,150)	(2,843)	(31,898)
Add: margin from direct sales of SIRIUS radios and accessories	7,005	5,674	16,177	8,435

SAC	$106,911	$126,720	$420,976	$428,151

Gross subscriber additions	1,194,014	1,234,576	4,183,901	3,758,163
SAC per gross subscriber addition	$90	$103	$101	$114

(3)

SIRIUS defines customer service and billing expenses per average subscriber as total customer service and billing expenses, excluding stock-based compensation, divided by the daily weighted average number of subscribers for the period. Customer service and billing expenses per average subscriber is calculated as follows:

	For the Three Months Ended December 31,		For the Years Ended December 31,

	2007	2006	2007	2006

Customer service and billing expenses	$29,288	$25,912	$93,817	$76,462
Less: stock-based compensation	(165)	(167)	(708)	(812)

Customer service and billing expenses, as adjusted	$29,123	$25,745	$93,109	$75,650

Daily weighted average number of subscribers	7,878,574	5,361,322	7,082,927	4,591,693

Customer service and billing expenses, as adjusted, per average subscriber	$1.23	$1.60	$1.10	$1.37

(4)	SIRIUS defines free cash flow as cash flow from operating activities, capital expenditures, merger related costs and restricted and other investment activity. Free cash flow is calculated as follows:

	For the Three Months Ended December 31,		For the Years Ended December 31,

	2007	2006	2007	2006

Net cash used in operating activities	$89,818	$34,868	$(148,766)	$(421,702)
Additions to property and equipment	(7,377)	(5,459)	(65,264)	(92,674)
Merger related costs	(6,680)	—	(29,444)	—
Restricted and other investment activity	160	1,000	24,850	13,661

Free cash flow	$75,921	$30,409	$(218,624)	$(500,715)

(5)	SIRIUS defines ARPU as the total earned subscriber revenue and net advertising revenue divided by the daily weighted average number of subscribers for the period. ARPU is calculated as follows:

	For the Three Months Ended December 31,		For the Years Ended December 31,

	2007	2006	2007	2006

Subscriber revenue	$227,658	$167,210	$854,933	$575,404
Net advertising revenue	9,770	8,451	34,192	31,044

Total subscriber and net advertising revenue	$237,428	$175,661	$889,125	$606,448

Daily weighted average number of subscribers	7,878,574	5,361,322	7,082,927	4,591,693
ARPU	$10.05	$10.92	$10.46	$11.01

(6)

SIRIUS believes average monthly churn; SAC per gross subscriber addition; customer service and billing expenses per average subscriber; free cash flow; and ARPU provide meaningful information regarding operating performance and liquidity and are used for internal management purposes; when publicly providing the business outlook; as a means to evaluate period-to-period comparisons; and to compare the company’s performance to that of its competitors. SIRIUS also believes that investors use current and projected metrics to monitor performance of the business and make investment decisions.

SIRIUS believes the exclusion of stock-based compensation expense in the calculations of SAC per gross subscriber addition and customer service and billing expenses per average subscriber is useful given the significant variation in expense that can result from changes in the fair market value of SIRIUS common stock, the effect of which is unrelated to the operational conditions that give rise to variations in the components of subscriber acquisition costs and customer service and billing expenses. Specifically, the exclusion of stock-based compensation expense in the calculation of SAC per gross subscriber addition is critical in being able to understand the economic impact of the direct costs incurred to acquire a subscriber and the effect over time as economies of scale are reached.

These non-GAAP financial measures are used in addition to and in conjunction with results presented in accordance with GAAP. These non-GAAP financial measures may be susceptible to varying calculations; may not be comparable to other similarly titled measures of other companies; and should not be considered in isolation for, or superior to measures of financial performance prepared in accordance with GAAP.

(7)

SIRIUS refers to net loss before taxes; other income (expense) – including interest and investment income, interest expense, equity in net loss of affiliate; depreciation; impairment charges; and stock-based compensation expense as adjusted loss from operations. Adjusted loss from operations is not a measure of financial performance under GAAP. The company believes adjusted loss from operations is a useful measure of its operating performance. The company uses adjusted loss from operations for budgetary and planning purposes; to assess the relative profitability and on-going performance of consolidated operations; to compare performance from period to period; and to compare performance to that of its competitors. The company also believes adjusted loss from operations is useful to investors to compare operating performance to the performance of other communications, entertainment and media companies. The company believes that investors use current and projected adjusted loss from operations to estimate the current or prospective enterprise value and make investment decisions.

Because the company funds and builds-out its satellite radio system through the periodic raising and expenditure of large amounts of capital, results of operations reflect significant charges for interest and depreciation expense. The company believes adjusted loss from operations provides useful information about the operating performance of the business apart from the costs associated with the capital structure and physical plant. The exclusion of interest expense and depreciation is useful given fluctuations in interest rates and significant variation in depreciation expense that can result from the amount and timing of capital expenditures and potential variations in estimated useful lives, all of which can vary widely across different industries or among companies within the same industry. The company believes the exclusion of taxes is appropriate for comparability purposes as the tax positions of companies can vary because of their differing abilities to take advantage of tax benefits and because of the tax policies of the various jurisdictions in which they operate. The company also believes the exclusion of stock-based compensation expense is useful given the significant variation in expense that can result from changes in the fair market value of the company’s common stock. Finally, the company believes that the exclusion of equity in net loss of affiliate (SIRIUS Canada, Inc.) is useful to assess the performance of its core consolidated operations in the continental United States. To compensate for the exclusion of taxes, other income (expense), depreciation, impairment charges and stock-based compensation expense, the company separately measures and budgets for these items.

There are material limitations associated with the use of adjusted loss from operations in evaluating the company compared with net loss, which reflects overall financial performance, including the effects of taxes, other income (expense), depreciation, impairment charges and stock-based compensation expense. The company uses adjusted loss from operations to supplement GAAP results to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone. Investors that wish to compare and evaluate the operating results after giving effect for these costs, should refer to net loss as disclosed in the unaudited consolidated statements of operations. Since adjusted loss from operations is a non-GAAP financial measure, the calculation of adjusted loss from operations may be susceptible to varying calculations; may not be comparable to other similarly titled measures of other companies; and should not be considered in isolation, as a substitute for, or superior to measures of financial performance in accordance with GAAP.

(8)

SIRIUS refers to adjusted net loss and adjusted net loss per share as net loss per share excluding impairment charges and stock-based compensation expense. Adjusted net loss and adjusted net loss per share are not measures of financial performance under GAAP. The company believes adjusted net loss and adjusted net loss per share are useful to investors to compare its operating performance to the performance of other communications, entertainment and media companies. The company believes the exclusion of impairment charges is appropriate for comparability purposes as the existence, amount and timing of impairment charges can vary from period to period and can vary widely across different industries or among companies within the same industry. The company also believes the exclusion of stock-based compensation expense is useful given the significant variation in expense that can result from changes in the fair market value of the company’s common stock.

There are material limitations associated with the use of adjusted net loss and adjusted net loss per share in evaluating the company compared with net loss and net loss per share, which reflects overall financial performance, including the effects of impairment charges and stock-based compensation expense. The company uses adjusted net loss and adjusted net loss per share to supplement GAAP results to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone. Investors that wish to compare and evaluate the operating results after giving effect for these costs, should refer to net loss and net loss per share as disclosed in the unaudited consolidated financial statements of operations. Since adjusted net loss and adjusted net loss per share are non-GAAP financial measures, the calculation of adjusted net loss and adjusted net loss per share may be susceptible to varying calculations; may not be comparable to other similarly titled measures of other companies; and should not be considered in isolation, as a substitute for, or superior to measures of financial performance prepared in accordance with GAAP.

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About SIRIUS

SIRIUS, “The Best Radio on Radio,” delivers more than 130 channels of the best programming in all of radio. SIRIUS is the original and only home of 100% commercial free music channels in satellite radio, offering 69 music channels. SIRIUS also delivers 65 channels of sports, news, talk, entertainment, traffic, weather and data. SIRIUS is the Official Satellite Radio Partner of the NFL, NASCAR, NBA, and broadcasts live play-by-play games of the NFL, NBA, as well as live NASCAR races. All SIRIUS programming is available for a monthly subscription fee of only $12.95.

SIRIUS Internet Radio (SIR) is an Internet-only version of the SIRIUS radio service, without the use of a radio, for the monthly subscription fee of $12.95. SIR delivers more than 80 channels of talk, entertainment, sports, and 100% commercial free music.

SIRIUS Backseat TVTM is the first ever live in-vehicle rear seat entertainment featuring three channels of children’s programming, including Nickelodeon, Disney Channel and Cartoon Network, for the subscription fee of $6.99 plus applicable audio subscription fee.

SIRIUS products for the car, truck, home, RV and boat are available at shop.sirius.com and in more than 20,000 retail locations, including Best Buy, Circuit City, Crutchfield, Target, Wal-Mart, Sam’s Club and RadioShack.

As of December 31, 2007, SIRIUS radios were available as a factory and dealer-installed option in 116 vehicle models and as a dealer only-installed option in 37 vehicle models.

SIRIUS has agreements with Aston Martin, Audi, Bentley, BMW, Chrysler, Dodge, Ford, Jaguar, Jeep, Kia, Land Rover, Lincoln, Maybach, Mazda, Mercedes-Benz, Mercury, MINI, Mitsubishi, Rolls-Royce, Volvo, and Volkswagen to offer SIRIUS radios as factory or dealer-installed equipment in their vehicles. SIRIUS has relationships with Toyota and Scion to offer SIRIUS radios as dealer-installed equipment, and a relationship with Subaru to offer SIRIUS radios as factory or dealer-installed equipment. SIRIUS radios are also offered to renters of Hertz vehicles at airport locations nationwide.

Click on www.sirius.com to listen to SIRIUS live, or to purchase a SIRIUS radio and subscription.

          This communication contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about the benefits of the business combination transaction involving Sirius Satellite Radio Inc. and XM Satellite Radio Holdings Inc., including potential synergies and cost savings and the timing thereof, future financial and operating results, the combined company’s plans, objectives, expectations and intentions with respect to future operations, products and services; and other statements identified by words such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “will,” “should,” “may,” or words of similar meaning. Such forward-looking statements are based upon the current beliefs and expectations of SIRIUS’ and XM’s management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are difficult to predict and generally beyond the control of SIRIUS and XM. Actual results may differ materially from the results anticipated in these forward-looking statements.

          The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statement: general business and economic conditions; the performance of financial markets and interest rates; the ability to obtain governmental approvals of the transaction on a timely basis; the failure to realize synergies and cost-savings from the transaction or delay in realization thereof; the businesses of SIRIUS and XM may not be combined successfully, or such combination may take longer, be more difficult, time-consuming or costly to accomplish than expected; and operating costs and business disruption following the merger, including adverse effects on employee retention and on our business relationships with third parties, including manufacturers of radios, retailers, automakers and programming providers. Additional factors that could cause SIRIUS’ and XM’s results to differ materially from those described in the forward-looking statements can be found in SIRIUS’ and XM’s Annual Reports on Form 10-K for the year ended December 31, 2006, and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2007, June 30, 2007, and September 30, 2007, which are filed with the Securities and Exchange Commission (the “SEC”) and available at the SEC’s Internet site (http://www.sec.gov). The information set forth herein speaks only as of the date hereof, and SIRIUS disclaims any intention or obligation to update any forward looking statements as a result of developments occurring after the date of this communication.

***

CONTACT INFORMATION FOR INVESTORS AND FINANCIAL MEDIA:

Paul Blalock
SIRIUS
212.584.5174
pblalock@siriusradio.com

Hooper Stevens
SIRIUS
212.901.6718
hstevens@siriusradio.com